TABLE OF CONTENTS

Page No.

Independent Auditor's Report

Consolidated Balance Sheets

Consolidated Statements of Operations and Comprehensive Loss

Consolidated Statements of Stockholders' Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Nginx, Inc.
British Virgin Islands

We have audited the accompanying consolidated financial statements of Nginx, Inc. (a British Virgin Islands corporation) (the ''Company''), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nginx, Inc. as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

ArmaninoLLP
San Jose, California

April 26, 2019

Nginx, Inc.
Consolidated Balance Sheets
December 31, 2018 and 2017

	2018	2017

ASSETS
Current assets
Cash	$38,316,513	$19,965,221
Accounts receivable, net of allowance	6,454,924	4,216,364
Prepaid expenses and other current assets	888,378	536,498
Total current assets	45,659,815	24,718,083
Property and equipment, net	1,840,493	699,107
Deposits	278,821	201,923
Deferred income tax assets	405,571	254,775
Restricted cash	1,750,000	—
Total assets	$49,934,700	$25,873,888
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,237,583	$766,303
Accrued liabilities	3,733,135	2,352,094
Deferred revenue	19,850,061	13,420,699
Total current liabilities	24,820,779	16,539,096
Long-term liabilities
Deferred revenue, net of current portion	2,869,605	4,955,232
Other liabilities	8,338	8,092
Total long-term liabilities	2,877,943	4,963,324
Total liabilities	27,698,722	21,502,420
Stockholders’ equity
Preferred stock, $0.000001 par value, 25,937,802 and 19,916,627 shares authorized; 25,693,569 and 19,672,394 issued and outstanding with a liquidation preference of $104,638,612 and $61,368,642 as of December 31, 2018 and 2017, respectively	25	19
Common stock, $0.000001 par value, 38,000,000 shares authorized; 8,794,596 and 8,308,152 issued and outstanding as of December 31, 2018 and 2017, respectively	8	8
Additional paid-in capital	108,161,790	63,330,558
Accumulated other comprehensive income	4,814	68,124
Accumulated deficit	(85,930,659)	(59,027,241)
Total shareholders’ equity	22,235,978	4,371,468
Total liabilities and shareholders’ equity	$49,934,700	$25,873,888
The accompanying notes are an integral part of these consolidated financial statements.

Nginx, Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2018 and 2017

	2018	2017

Revenue	$25,543,790	$15,451,214
Cost of revenue	2,276,231	2,007,820
Gross profit	23,267,559	13,443,394
Operating expenses
Engineering	9,726,254	8,313,341
Sales and marketing	32,475,408	22,196,643
General and administrative	8,268,707	5,771,036
Loss on impairment	—	1,224,892
Total operating expenses	50,470,369	37,505,912
Loss from operations	(27,202,810)	(24,062,518)
Other income
Interest income	170,824	18,182
Other income (loss), net	(81,515)	29,692
Total other income	89,309	47,874
Loss before provision for income taxes	(27,113,501)	(24,014,644)
Income tax benefit	(210,083)	(38,514)
Net loss	(26,903,418)	(23,976,130)
Other comprehensive loss
Foreign currency translation adjustment	(63,310)	(28,102)
Comprehensive loss	$(26,966,728)	$(24,004,232)
The accompanying notes are an integral part of these consolidated financial statements.

Nginx, Inc.
Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 2018 and 2017

	Convertible Preferred Stock
	Series A		Series B		Series B-1		Series B-2		Series B-3		Series C		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2016	6,480,000	$6	5,578,756	$6	3,288,010	$3	2,238,881	$2	—	$—	—	$—	7,786,269	$8	$48,226,540	$96,226	$(35,051,111)	$13,271,680
Issuance of Series B-3, net of issuance costs	—	—	—	—	—	—	—	—	2,086,747	2	—	—	—	—	13,840,275	—	—	13,840,277
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	521,883	—	547,459	—	—	547,459
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	716,284	—	—	716,284
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(28,102)	—	(28,102)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(23,976,130)	(23,976,130)
Balance, December 31, 2017	6,480,000	6	5,578,756	6	3,288,010	3	2,238,881	2	2,086,747	2	—	—	8,308,152	8	63,330,558	68,124	(59,027,241)	4,371,468
Issuance of Series C, net of issuance costs	—	—	—	—	—	—	—	—	—	—	6,021,175	6	—	—	42,975,060	—	—	42,975,066
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	486,444	—	782,804	—	—	782,804
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,073,368	—	—	1,073,368
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(63,310)	—	(63,310)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(26,903,418)	(26,903,418)
Balance, December 31, 2018	6,480,000	$6	5,578,756	$6	3,288,010	$3	2,238,881	$2	2,086,747	$2	6,021,175	$6	8,794,596	$8	$108,161,790	$4,814	$(85,930,659)	$22,235,978
The accompanying notes are an integral part of these consolidated financial statements.

Nginx, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2018 and 2017

	2018	2017

Cash flows from operating activities
Net loss	$(26,903,418)	$(23,976,130)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	433,861	717,614
Stock-based compensation expense	1,073,368	716,284
Loss on impairment	—	1,224,892
(Gain) loss on sale of property plant & equipment	43,417	(2,872)
Deferred income taxes	(150,796)	(122,281)
Changes in operating assets and liabilities
Accounts receivable, net	(2,238,560)	(2,490,971)
Prepaid expenses and other current assets	(428,778)	(332,314)
Accounts payable	471,280	369,001
Accrued expenses	1,381,041	3,442,061
Deferred revenue	4,343,981	6,981,367
Net cash used in operating activities	(21,974,604)	(13,473,349)
Cash flows from investing activities
Purchases of property and equipment	(1,618,664)	(751,080)
Net cash used in investing activities	(1,618,664)	(751,080)
Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs	42,975,066	13,840,277
Exercise of stock options	782,804	547,459
Net cash provided by financing activities	43,757,870	14,387,736
Net increase in cash, cash equivalents and restricted cash	20,164,602	163,307
Effect of exchange rates on cash	(63,310)	(28,102)
Cash, cash equivalents and restricted cash, beginning of year	19,965,221	19,830,016
Cash, cash equivalents and restricted cash, end of year	$40,066,513	$19,965,221

Cash, cash equivalents and restricted cash consisted of the following:
Cash	$38,316,513	$19,965,221
Restricted cash	1,750,000	—
	$40,066,513	$19,965,221
Supplemental disclosure of cash flow information
Cash paid during the year for income taxes	$240,425	$237,148
The accompanying notes are an integral part of these consolidated financial statements.

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

1.	NATURE OF OPERATIONS

Nginx, Inc. (the "Company") was incorporated in the British Virgin Islands and commenced operations on July 6, 2011. The Company has developed a software application delivery platform for the modern web. Nginx is the world's most popular open source web server and load balancer for high traffic sites, powering over 300 million domains worldwide. The Company's commercial product, NGINX Plus, adds enterprise-ready features for HTTP TCP, and UDP load balancing such as session persistence, health checks, API gateway, advanced monitoring, and management to give users the freedom to innovate without being constrained by hardware infrastructure.

The Company is headquartered in Road Town Tortola, British Virgin Islands and has wholly- owned subsidiaries in the United States (Nginx Software, Inc.), Russian Federation (Nginx LLC), Ireland (Nginx International Limited) and Singapore (Nginx Asia Pacific Ptc Ltd.). The Company's subsidiaries have offices in San Francisco, California; Moscow, Russian Federation; Cork, Ireland; and Playa Lebar Square, Singapore.

Nginx Software, Inc. provides administrative, sales, marketing, product management and product support services, Nginx LLC provides product development and support services, Nginx International Limited provides product management and sales support services, and Nginx Asia Pacific Pte Ltd provides sales and sales support services.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant estimates included in the consolidated financial statements include the valuation of common stock, assumptions underlying stock-based compensation expense, revenue recognition, and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Certain significant risks and uncertainties

The Company is subject to those risks common in technology-driven markets, including, but not limited to, competitive forces, dependence on key personnel, customer demand for its products, the successful protection of its proprietary technologies, compliance with regulations, and the possibility of not being able to obtain additional financing when needed.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents. The Company places most of its cash and cash equivalents with domestic, high-credit quality financial institutions. Cash balances maintained by the Company periodically exceed the federally insured amount. The Company has not experienced any losses in such accounts.

As of December 31, 2018, one customer accounted for an aggregate of 12% of accounts receivable. No other customers accounted for more than 10% of accounts receivable as of December 31, 2018. No customer accounted for an aggregate of 10% of revenue for the year ended December 31, 2018.

As of December 31, 2017, one customer accounted for an aggregate of 10% of accounts receivable as of December 31, 2017. No other customers accounted for more than 10% of accounts receivable as of December 31, 2017. No customer accounted for an aggregate of 10% of revenues for the year ended December 31, 2017.

Cash and cash equivalents

Cash and cash equivalents consist of short-term, highly liquid investments with maturities of three months or less from the date of purchase. Cash and cash equivalents consist of checking and money market accounts.

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

Restricted cash

The Company's restricted cash relates to a money market account held at the financial institution to secure a letter of credit required in connection with the Company's office lease.

Accounts receivable allowance

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. Accounts that are outstanding longer than their contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the provision for doubtful accounts. As of December 31, 2018 and 2017, the Company recorded an allowance for doubtful accounts of $20,000 and $10,000, respectively.

Property and equipment

Depreciation and amortization of property and equipment is computed using the straight-line method over the following estimated useful lives:

Computer equipment	3 years
Office equipment, furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or related lease term

Repair and maintenance expenditures, which are not considered improvements and do not extend the useful life of an asset, are expensed as incurred.

Impairment of long-lived assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company recorded impairment of long-lived assets during the year ended December 31, 2018 and 2017 in the amount of $0 and $1,224,892, respectively. Refer to Note 5 for details on impaired assets during 2017.

Fair value of financial instruments

The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, deposits, accounts payable, accrued liabilities and deferred revenue approximate fair value because of the short maturity of those instruments.

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and requires that fair value measurements be classified and disclosed in one of the following three categories:

•	Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities.

•
Level 2 - Valuations based on other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Valuations based on inputs that are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability.

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

Deferred revenue

Deferred revenue primarily consists of billings or payments received in advance for the Company's subscription or professional services and are recognized as and when the revenue recognition criteria are met.

Revenue recognition

The Company primarily derives revenue from the sale of software time-based licenses. Time- based license fees include the software license, updates and support sold as a single bundle. The term of the license is typically twelve months, although terms may be shorter or longer depending on the customer's requirements.

The Company commences revenue recognition when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the subscription or service has been delivered to the customer;

•	the amount of fees to be paid by the customer is fixed or determinable;

•	the collection of the fees is reasonably assured.

License revenue is recognized over the term of the license period. Fees from professional services which are not associated or part of the ongoing license contracts are recognized as the services are performed, and generally agreed under a separate arrangement from the license agreement.

In some instances, revenue is generated under arrangements with multiple deliverables, which are comprised of time-based license fees as well as professional services, which does not involve significant customization, modification or development of the license. The Company allocates a portion of the total arrangement consideration to the undelivered elements, using vendor specific objective evidence ("VSOE") of fair value for the undelivered elements. The remaining portion of the total arrangement consideration is allocated to the delivered software, referred to as the residual method. VSOE of fair value of the undelivered elements is based on the price customers pay when the element is sold separately.

The Company evaluates the presentation of revenue on a gross versus a net basis in accordance with relevant accounting literature. The Company has determined that the gross presentation is appropriate, as the Company is the primary obligor in the arrangement with the customer, has latitude in determining the price to the customer, and assumes credit risk. The Company's arrangements do not contain general rights of return or any performance provisions.

The Company's customers downloaded the software over the internet. The Company typically grants its customers net 30 days payment terms, but some payments are collected in advance via check, wire or credit card upon receipt of an order. The Company's practice is to not allow its customers to return their software products and enforce the terms of the contracts. Past sales returns have been insignificant.

The Company sells its software directly through its sales organization in North America, and indirectly through distribution partners worldwide.

Products may be sold through distributors or resellers in the United States and certain international markets. Revenues from products sold through distributors or resellers are generally recognized on the sell-in basis. Such resellers purchase subscriptions solely for end-user arrangements, which are specifically identified on the reseller purchase order, rather than for their inventory. The Company grants no refunds or price adjustment rights to its resellers.

Stock-based compensation

The Company has a stock incentive plan under which stock-based awards are granted to employees, directors and consultants. All stock-based payments to employees and directors, including employee stock options, are recognized in the consolidated financial statements based on their respective grant date fair values.

The Company estimates the fair value of stock-based payment awards on the date of grant using the Black-Scholes-Merton option pricing model. The model requires management to make a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The value of the portion of the award that is

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

ultimately expected to vest is recognized ratably over the requisite service periods in the Company's statement of operations. These expense amounts have been reduced by using an estimated forfeiture rate.

The Company estimates the fair value of stock options issued to non-employees using the Black- Scholes-Merton option pricing model. Stock-based compensation expense for options granted to non-employees is periodically re-measured as the underlying options vest. The Company recognizes an expense throughout the performance period as the services are provided by the non-employees, based on the fair value of these options at each reporting period.

Income taxes

The Company accounts for income taxes using an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Operating loss and tax credit carryforwards are measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized.

The tax effect of a position is recognized only if it is more likely to be sustained based solely on its technical merits as of the reporting date and only in an amount more likely than not to be sustained upon review by the tax authorities. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and may not accurately anticipate actual outcomes.

Research and development

Research and development costs are charged to engineering expenses as incurred on the consolidated statement of operations.

Foreign currency transactions

The financial information for the Company's subsidiaries in Russia, Ireland, and Singapore is measured using the local currency as the functional currency. Foreign currency-denominated assets and liabilities are translated into U.S. dollars using the exchange rate at the balance sheet date. Revenue and expenses are translated using average exchange rates prevailing throughout the year. Any translation adjustments resulting from this process are shown separately as a component of other comprehensive income (loss). Foreign currency transactions gains and losses are included in net loss for the period.

3.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	2018	2017

Computer equipment	$1,206,703	$625,793
Office equipment, furniture and fixtures	996,659	595,016
Leasehold improvements	818,019	318,702
	3,021,381	1,539,511
Accumulated depreciation and amortization	(1,180,888)	(840,404)
	$1,840,493	$699,107

Depreciation and amortization expense was $433,861 and $412,993 for the years ended December 31, 2018 and 2017, respectively.

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

4.	ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	2018	2017

Accrued payroll liabilities	$2,038,631	$1,865,583
Sales tax accrual	600,000	—
Deferred rent	647,785	—
Other accrued expenses	446,719	486,511
	$3,733,135	$2,352,094

5.	GOODWILL AND OTHER INTANGIBLE ASSETS

On December 15, 2016, the Company acquired all of the outstanding equity of Zokets, Inc. for a total consideration of $2,127,059. As of December 31, 2017, the Company determined that developed technology acquired in the business combination was no longer of any use in producing their upcoming product and there were no future plans to use the developed technology in any new products. Therefore, the Company recorded full impairment of goodwill and intangible assets as a result of changes in circumstances and recognized an associated loss on impairment expense of $1,224,892 as of December 31, 2017.

Goodwill and other intangibles consisted of the following:

Balance at December 31, 2016	$1,529,513

Amortization expense	(304,621)
Loss on impairment	(1,224,892)

Balance at December 31, 2017	$—

6.	STOCKHOLDERS' EQUITY

Convertible preferred stock

A summary of the preferred stock shares authorized, issued, and outstanding as of December 31, 2018 is as follows:

	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Liquidation Preference
Series A	6,480,000	6,480,000	$0.500	$3,240,000
Series B	5,578,756	5,578,756	$1.793	9,999,920
Series B-1	3,288,010	3,288,010	$6.083	19,999,979
Series B-2	2,238,881	2,238,881	$6.344	14,203,461
Series B-3	2,086,747	2,086,747	$6.673	13,925,280
Series C	6,021,175	6,021,175	$7.186	43,269,970
	25,693,569	25,693,569		$104,638,610

A summary of the preferred stock shares authorized, issued, and outstanding as of December 31, 2017 is as follows:

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Liquidation Preference
Series A	6,480,000	6,480,000	$0.500	$3,240,000
Series B	5,578,756	5,578,756	$1.793	9,999,922
Series B-1	3,288,010	3,288,010	$6.083	19,999,979
Series B-2	2,269,861	2,238,881	$6.344	14,203,461
Series B-3	2,300,000	2,086,747	$6.673	13,925,280
	19,916,627	19,672,394		$61,368,642

Significant terms of the Series A, Series B, Series B-1, Series B-2, Series B-3, and Series C convertible preferred stock (collectively, the "Preferred Stock") as of December 31, 2018, are as follows:

•
Voting - The holders of Preferred Stock are entitled to vote on all matters and are entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is then convertible.

•
Dividends - The Company shall not declare, pay or set aside any dividends on shares of any other class or series of shares (other than dividends on common stock payable in common stock) unless the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding Preferred Share in an amount at least equal to (i) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common shares and (B) the number of common shares issuable upon conversion of a share of Preferred Shares, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into common shares, at a rate per share of Preferred Shares determined by (A) dividing the amount of the dividend payable on each share of such class or series of Shares by the original issuance price of such class or series of Shares subject to appropriate adjustment in the event of any share dividend, division, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to (i) the Series A Original Issue in the case of Series A Preferred Shares, (ii) the Series B Original Issue Price in the case of Series B Preferred Shares, (iii) the Series B-1 Original Issue Price in the case of Series B-1 Preferred Shares, (iv) the Series B-2 Original Issuance Price in the case of Series B-2 Preferred Shares, (v) the Series B-3 Original Issuance Price in the case of Series B-3 Preferred Shares or (vi) the Series C Original Issuance Price in the case of Series C Preferred Shares; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of Shares, the dividend payable to the holders of Preferred Stock pursuant to this clause shall be calculated based upon the dividend on the class or series of Shares that would result in the highest Preferred Shares dividend.

•
Liquidation preference - In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of common shares by reason of their ownership thereof, an amount per share equal to (i) the Series A Original Issue Price in the case of Series A Preferred Shares, (ii) the Series B Original Issue Price in the case of Series B Preferred Shares, (iii) the Series B-1 Original Issue Price in the case of Series B-1 Preferred Shares, (iv) the Series B-2 Original Issue Price in the case of Series B-2 Preferred Shares, and (v) the Series B-3 Original Issue Price in the case of Series B-3 Preferred Shares, and (vi) the Series C Original Issue Price in the case of Series C Preferred Shares and in each case plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution shall be insufficient to pay the holders of Preferred Stock the full amount to which they shall be entitled under this clause, the holders of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Any amounts remaining in excess of the Preferred Share liquidation values shall be distributed pro rata amongst the shareholders, treating for this purpose all such Preferred Shares as if they had been converted to common shares prior to such liquidation, dissolution or winding up of the Company, provided that, holders of Series B-1, Series B-2. Series B-3, and C Preferred Shares shall only be entitled to receive the excess amount, if any, of the

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

amount they would be entitled to receive had they timely converted their Series B-1, B-2, B-3, and C Preferred Shares into common stock.

•
Conversion - Each Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable common shares as is determined by dividing (i) the Series A Original Issue Price, Series B Original Issue Price, Series B-1 Original Issue Price, Series B-2 Original Issue Price, Series B-3 Original Issue, or Series C Original Issue Price, as applicable, by (ii) the Series A Conversion Price, Series B Conversion Price, Series B-1 Conversion Price, Series B-2 Conversion Price Series B-3 Conversion Price, or Series C Conversion Price, as applicable in effect at the time of conversion. Such initial Conversion Price, and the rate at which Preferred Shares may be converted into common shares, shall be subject to adjustment as provided below.

In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

Common stock

The Company's amended and restated certificate of incorporation authorized the Company to issue 44,000,000 shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of holders of all classes of convertible preferred stock outstanding.

The Company has reserved shares of common stock for issuance for the following purposes at December 31, 2018:

Conversion of Series A convertible preferred stock	6,480,000
Conversion of Series B convertible preferred stock	5,578,756
Conversion of Series B-1 convertible preferred stock	3,288,010
Conversion of Series B-2 convertible preferred stock	2,238,881
Conversion of Series B-3 convertible preferred stock	2,086,747
Conversion of Series C convertible preferred stock	6,021,175
Options outstanding under stock plan	7,140,935
Options available for grant under stock plan	536,584
33,371,088

Stock option plan

In 2011, the Company established the 2011 Share Option Plan (the "2011 Plan"), which provides for the grants of incentive and non-qualified share options, non-statutory share options and restricted stock. The Company's board of directors or designated committee has the authority to approve the employees and nonemployees to whom options are granted and determine the terms of each option, including (i) the number of shares of common stock subject to the option; (ii) when the option becomes exercisable; (iii) the option exercise price which, in the case of incentive stock options, must be at least 100% -110% of the fair market value of the common stock as of the date of grant; and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed 10 years). Options granted under the 2011 Plan generally vest over four years and expire no later than 10 years from the date of grant.

Activity of shares outstanding under the stock option plan are as follows for the year ended December 31, 2018 and 2017:

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

	Shares Available for Grant	Outstanding Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (years)
Balance, December 31, 2016	592,781	5,538,243	$1.17	7.87
Authorized	1,480,802	—	$—	—
Granted	(2,079,127)	2,079,127	$2.15	—
Exercised	—	(521,883)	$1.05	—
Cancelled	686,099	(686,099)	$1.67	—
Balance, December 31, 2017	680,555	6,409,388	$1.17	7.71
Authorized	1,109,459	—	$—	—
Granted	(1,813,710)	1,813,710	$2.64	—
Exercised	—	(486,444)	$1.61	—
Cancelled	560,280	(560,280)	$2.13	—
Balance, December 31, 2018	536,584	7,176,374	$1.63	6.68
Exercisable, December 31, 2018	—	4,119,716	$1.77	7.89
Vested and expected to vest, December 31, 2018	—	6,789,708	$1.62	6.85

During the year ended December 31, 2018, the Company granted stock options with a weighted- average grant date fair value of $0.96 per share.

Stock-based compensation expense

The fair value of options on the date of grant is estimated using the Black-Scholes-Merton option- pricing model using the single-option award approach with the weighted-average assumptions set forth below. Expected term represents the period that the Company's share-based awards are expected to be outstanding and is determined based on the simplified method. Volatility is estimated using comparable public company volatility for similar option terms. The risk-free interest rate is determined using a U.S. Treasury rate for the period that coincides with the expected term.

As the Company has never paid cash dividends and at present has no intention to pay cash dividends in the future, expected dividends are $0. Forfeitures are recorded as incurred by the Company.

The assumptions used to value stock-based awards granted during the year were as follows:

	2018	2017
Volatility	30.97 - 34.11%	33.82 - 48.01%
Risk-free interest rate	2.69 - 3.13%	1.82 - 2.19%
Expected term (in years)	5.63 - 6.53	5.43 - 6.25
Expected dividends	0%	0%

Total stock-based compensation expense recognized in the statement of operations was as follows:

	2018	2017
Engineering	$388,831	$175,997
Sales and marketing	414,451	109,553
General and administrative	270,086	430,734
	$1,073,368	$716,284

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

Total unrecognized future compensation expense was $2,438,244 as of December 31, 2018, which is expected to be recognized over a period of 1.47 years.

7.	INCOME TAXES

The provision for current income tax consist of the following:

	2018	2017
Current
Federal	$(23,166)	$69,434
State	10,740	14,333
Foreign	(46,861)	—
	(59,287)	83,767
Deferred
Federal	(167,633)	2,712
State	138,365	(124,993)
Foreign	(121,528)	—
	(150,796)	(122,281)

	$(210,083)	$(38,514)

Significant components of the Company's deferred income tax assets are as follows:

	2018	2017

Accruals and reserves	$258,931	$21,038
Fixed assets	(258,834)	(52,880)
Net operating loss carryforwards	60,889	61,574
Credit carryforwards	765,155	239,975
Other	5,618	3,688
Total deferred tax asset	831,759	273,395
Valuation allowance	(426,188)	(18,620)

Total net deferred taxes	$405,571	$254,775

As of December 31, 2018 and 2017, the Company had deferred tax assets of approximately $831,759 and $273,395. The deferred tax assets relate to its U.S. tax jurisdiction and consist primarily of credits and net operating loss carryforwards. The Company periodically evaluates the ability to realize its net deferred tax assets based on all available evidence, both positive and negative. The realization of net deferred tax assets are dependent on the Company's ability to generate sufficient future taxable income during the periods prior to the expiration of tax attributes to fully utilize these assets. During 2018, the Company evaluated evidence, both positive and negative and determined that the Company would not be able to utilize Zockets acquired California net operating losses.

The Company has approximately $514,371 and $530,136 of federal and state net operating loss carryforwards, respectively, as of December 31, 2018 and 2017. The federal and state operating loss carryforwards begin expiring in 2031. The Company has approximately $1,001,506 and $344,379 of federal and state R&D credit carryforwards, respectively, as of December 31, 2018 and 2017. The federal R&D credit carryforwards will begin expiring in 2036 while the California R&D credit carryforwards have no expiration date.

Current tax laws impose substantial restrictions on the utilization of net operating losses and credit carry-forwards

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

in the event of an ownership change, as defined by the Internal Revenue Code. Given the business combination with Zokets, Inc., an ownership change occurred and its net operating loss carry-forwards are subject to a $72,760 annual limitation, which results in no expiration of the net operating loss before utilization.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws. The Company was incorporated in 2011 and is subject to tax examinations by tax authorities for all years after 2013. The Company is not currently under any income tax examinations.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. The Company recognized an income tax benefit of $24,906 in 2017 based on the remeasurement of certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future.

8.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) Profit Sharing Plan (the "Plan") in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and the Company may make discretionary matching contributions. No matching contributions were made during the fiscal year ended December 31, 2018 and 2017.

9.	COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases facilities and equipment in the USA, Russia, Australia, Ireland, Japan, Singapore, and the United Kingdom. The Company's operating leases expire on various dates through January 2024. Rent expense is recognized on a straight-line basis over the lease term.

The scheduled minimum lease payments under the lease terms are as follows:

Year ending December 31,
2019	$2,138,309
2020	2,727,623
2021	2,788,412
2022	2,870,149
2023	2,956,253
Thereafter	2,266,705
$15,747,451

Rent expense for the years ended December 31, 2018 and 2017, was $2,053,349 and $1,242,567, respectively.

10.	RELATED PARTY TRANSACTIONS

For the years ended December 31, 2018 and 2017, the Company recognized revenue of approximately $75,000 and $79,000, respectively, from a customer that is also an investor in the Company.

11.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 26, 2019, the date the consolidated financial statements were available to be issued.

In March 2019, the Company entered into a Merger Agreement with F5 Networks, Inc. (the "Buyer"), pursuant to

Nginx, Inc.
Notes to Consolidated Financial Statements
December 31, 2018 and 2017

which the Company has agreed to sell substantially all of its assets and the Buyer has agreed to acquire such assets and assume certain liabilities for a cash purchase price of $670 million, subject to certain adjustments and escrow arrangements. The transaction remains subject to customary closing conditions, including necessary stockholder approval. The transaction is targeted to close in the second quarter of 2019.